EXHIBIT 3.2

SECOND AMENDED AND RESTATED BYLAWS

OF

THE EASTERN COMPANY

ARTICLE I. SHAREHOLDERS

Section 1. The annual meeting of the shareholders of the Corporation for the election of Directors and for the transaction of such other business as may properly come before such meeting shall be held on such date during the months of April or May, or at such other time, in each year as may be fixed by the President or by the Board of Directors, to be held at such place within or without the State of Connecticut, or solely by means of remote communication as provided herein, and at such time as shall be specified in the notice of such meeting.

(a) To be properly brought before an annual meeting, nominations of persons for election to the Board of Directors and such other business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Corporation who was a shareholder of record both at the time of giving of notice provided for in this Section 1 and at the time of the meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5 (for business other than the nomination of persons for election to the Board of Directors) or Section 10 (for shareholder nominations of persons for election to the Board of Directors) of these Bylaws (the “Proposing Shareholder”).

(b) Any annual meeting of shareholders may be postponed to a specified date and time by resolution of the Board of Directors upon public announcement given on or prior to the date previously scheduled for such annual meeting of shareholders.

Section 2.

(a) Notice of an annual meeting and any special meeting of shareholders shall be given to each shareholder of record entitled to vote at such meeting either by electronic transmission, as defined in the Connecticut Business Corporation Act (as amended from time to time the “CBCA”), or by mail, not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting. Such notice (i) shall be in writing; (ii) shall state the date and time of such meeting, (iii) shall state the place of such meeting or whether the meeting shall take place solely by means of remote communication; (iv) if the Board of Directors has authorized participation at the meeting by means of remote communication pursuant to Article I, Section 4(b) of these Bylaws, shall describe the means of remote communication to be used; and (v) shall state the record date for determining shareholders entitled to vote at the meeting, if different from the record date for determining shareholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting is being called and, except as otherwise required by law or by the Certificate of Incorporation, no business shall be transacted at any special meeting of shareholders other than the items of business stated in the notice of meeting.

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(b) If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the shareholder at such shareholder’s address as it appears on the records of the Corporation.

(c) Such notice may be given by electronic transmission if consented to by the shareholder and the electronic transmission contains or is accompanied by information from which the shareholder can determine the date of the transmission and that the transmission was authorized by the Corporation or its agent or attorney-in-fact. Any such consent shall be revocable by the shareholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Such notice, if given by electronic transmission, shall be deemed given at the earliest time provided for with respect to such notice in the CBCA.

Section 3.

(a) Special meetings of the shareholders for any purpose or purposes shall be called only by:

(i) the Chairman of the Board, the President or a majority of the Board of Directors; and

(ii) the President, following receipt by the Corporation of one or more written requests to call a special meeting of the shareholders in accordance with, and subject to, this Section 3 from shareholders of record who own, and have continuously owned for at least one year prior to the date such request is delivered to the Secretary, in the aggregate, not less than twenty-five percent (25%) of the voting power of all shares entitled to vote at the meeting.

(b) A written request to the Corporation to call a special meeting shall be delivered to the Secretary at the Corporation’s principal executive offices and signed by each shareholder, or a duly authorized agent of such shareholder, requesting the special meeting and shall set forth:

(i) a brief description of each matter of business desired to be brought before the special meeting and the reasons for conducting each matter of business at the special meeting;

(ii) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); and

(iii) the information required in Article III, Section 10(a) of these Bylaws (for shareholder nominations of persons for election to the Board of Directors) or Article I, Section 5(b) of these Bylaws (for business other than the nomination of persons for election to the Board of Directors), as applicable.

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(c) Notwithstanding the foregoing, the President shall not be required to call a special meeting of the shareholders pursuant to this Article I, Section 3 if:

(i) an annual meeting of shareholders is scheduled to be held within 90 days after receipt of the request to call a special meeting; or

(ii) the request relates solely to an item of business substantially similar to an item presented at a meeting of the shareholders held within 90 days before receipt of the request.

(d) Any previously scheduled special meeting of the shareholders may be postponed to a specified date and time by resolution of the Board of Directors upon public announcement given on or prior to the date previously scheduled for such special meeting of the shareholders.

Section 4.

(a) At all meetings of shareholders, a quorum shall be had when there shall be present in person or by proxy the holders of a majority of the voting power of the shares entitled to vote at such meeting. At any duly called meeting, the Chairman of the meeting or the holders of a majority of such shares present in person or by proxy may adjourn the meeting from time to time, and the actions of the meeting to which adjournment is taken shall be valid as if a quorum had been present in the first instance. Except when otherwise required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote, at a meeting of shareholders duly held and at which a quorum is present, of a majority of the voting power of the shares represented at such meeting entitled to vote on the subject matter shall be the act of the shareholders.

(b) If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders not physically present (in person or by proxy) at a meeting of shareholders may, by means of remote communication, participate, be deemed present in person at, and vote at such meeting, whether such meeting is held at a designated place or solely by means of remote communication, provided that the Corporation implements reasonable measures (i) to verify that each person so participating is a shareholder (or is the person holding a proxy for a shareholder) and (ii) to provide such shareholders (or the person holding a proxy for a shareholder) a reasonable opportunity to participate in such meeting and to vote on matters submitted to shareholders, including an opportunity to communicate, and to read or hear the proceedings of such meeting, substantially concurrent with such proceedings.

Section 5. For business to be properly brought before any annual or special meeting by a Proposing Shareholder, if such business is related to the election of Directors of the Corporation, the procedures in Article III, Section 10 of these Bylaws must be complied with; if such business relates to any other matter, the Proposing Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation in accordance with this Article I, Section 5.

(a) The Proposing Shareholder’s notice shall be timely if delivered to or mailed to and received at the principal executive offices of the Corporation not less than ninety (90) nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Proposing Shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

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(b) The Proposing Shareholder’s notice shall set forth in writing as to each matter the Proposing Shareholder proposes to bring before the annual meeting (other than a nomination of persons for election to the Board of Directors): (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and any material interest in such business of (A) the Proposing Shareholder, (B) any beneficial owner on whose behalf the proposal is being made, and (C) if the Proposing Shareholder or beneficial owner is an entity, each director, executive, managing member, or control person of such entity (each, a “control person”); (ii) any other information regarding each matter the Proposing Shareholder proposes to bring before the annual meeting that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitations of proxies in support of the proposal pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Regulation 14A; and (iii) as to the Proposing Shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, and if such Proposing Shareholder or beneficial owner is an entity, as to each control person, the information required by Article III, Section 10(a)(iii)(B) of these Bylaws.

(c) Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors) shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 5. The Chairman of the meeting shall, if facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 5, and if the Chairman should so determine, the Chairman shall declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

(d) For purposes of Sections 1, 3 and 5 of this Article I and Section 10 of Article III, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. In addition to the provisions of this Article I, Section 1, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to put before such meeting any such proposals so included in the Corporation’s proxy statement.

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ARTICLE II. STOCK CERTIFICATES

Section 1. All stock certificates shall be signed by the Chairman, President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, provided further that the signature of any such officer may be a facsimile thereof and the seal of the Corporation may be a facsimile of such seal, as provided by law.

Section 2. The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation. The Board of Directors may appoint a Transfer Agent and a Registrar of Transfers, or either, and may require all stock certificates to bear the signature of such Transfer Agent and of such Registrar of Transfers, or of either.

Section 3. The Corporation may issue shares of its capital stock in uncertificated or book-entry form. In such event, the Corporation’s transfer agent shall keep appropriate records indicating (a) the name of the person to whom such uncertificated stock was issued; (b) the number, class and designation of series, if any, of shares held by such person, and (c) other information deemed relevant by the Corporation.

ARTICLE III. DIRECTORS

Section 1. The business, property and affairs of the Corporation shall be under the management and direction of the Board of Directors, who shall have power to direct all business affairs of the Corporation not inconsistent with these Bylaws, the Certificate of Incorporation or the laws of the State of Connecticut. All of the powers and duties of said Board of Directors may be delegated by said Board of Directors to committees established by these Bylaws or established by vote of the Board of Directors. The Board of Directors shall have the power further to fix and to determine and vary the amount of the working capital of the Corporation, to direct and determine the use and disposition of any surplus or net profits, to determine whether any, and if any, what part of any, accumulated profits shall be declared as dividends and the time or times for the declaration and payment of dividends. Subject to the provisions of the CBCA, the Board of Directors shall have the further power from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of individual shareholders.

Section 2. The Board of Directors shall consist of not less than five (5) nor more than ten (10) persons serving for a term of one year, as provided in the Certificate of Incorporation. At each annual meeting of shareholders, the shareholders shall elect Directors to serve for a term of one year and until their respective successors shall be duly elected and qualified, or until their earlier death, resignation or removal.

Except in a contested election, Directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election of Directors at the annual meeting of shareholders at which a quorum is present (that is, if the votes cast for a nominee’s election as a Director exceed the votes cast against such nominee’s election as a Director). The Board of Directors shall adopt a policy under which, in an uncontested election, any Director who is not reelected by a majority of the votes cast shall tender his or her resignation to the Board of Directors, and the Board of Directors shall determine whether to accept or reject the resignation, or whether other action should be taken.

In a contested election, Directors shall be elected by a plurality of the votes cast at an annual meeting of shareholders at which a quorum is present.

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An election shall be considered to be contested if, as of the record date for such annual meeting, there are more nominees for election to the Board of Directors than there are positions on the Board of Directors to be filled by election at the annual meeting.

Notwithstanding the foregoing, the number of persons constituting the Board of Directors may be increased or decreased by vote of the Directors then in office; provided, however, a decrease in the number of Directorships shall not affect the unexpired term of any Director in office who shall continue until the expiration of his or her term.

Section 3. Whenever any vacancy shall occur in the Board of Directors (including vacancies created by an increase in the number of Directors), the remaining Directors in office, although less than a quorum, may fill the vacancy by majority vote. The person elected to fill such vacancy shall hold office until the next annual meeting of shareholders, and until a successor shall be duly elected and qualified, or until such person’s earlier death, resignation or removal.

Section 4. The Board of Directors may elect one of its members to be Chairman of the Board. If a Chairman of the Board has been so elected, the Board of Directors may, in its discretion, appoint the Chairman of the Board as an officer of the Corporation in accordance with the provisions of Article V of these By-Laws.

Section 5. If elected, the duties of the Chairman of the Board shall be to preside at all meetings of the Board of Directors and shareholders at which he shall be present and to perform such duties and to represent the Board of Directors in such other ways as may be prescribed by the Board of Directors.

Section 6. Regular meetings of the Board of Directors shall be held at such regular intervals and at such fixed time and place as from time to time may be determined by the Board and may be held either in or out of the State of Connecticut. Notice of said regular meetings and of the date, time and place at which they are to be held shall be given each Director at least two (2) days prior to such meeting (a) by leaving such notice with him or at his residence or usual place of business or by mailing it to him, postage prepaid, at his last known post office address or (b) by electronic mail (effective when directed to an electronic mail address of the Director), or other electronic transmission, as defined in the CBCA (effective when directed to the Director); provided that the applicable electronic mail or other electronic transmission contains or is accompanied by information from which the Director can determine the date of the electronic mail or electronic transmission and that the electronic mail or electronic transmission was authorized by the Corporation or its agent.

Section 7. Special meetings of the Board of Directors may be called by the Chairman of the Board or by the President and shall be called by the President or Secretary when requested in writing by any two (2) of the Directors then in office. Special meetings shall be held at such time and place, either within or without the State of Connecticut, as shall be specified in the notice of meeting. At least two (2) days’ notice, written or oral, shall be given to each Director, and if written shall be given each Director (a) by leaving such notice with such Director or at such Director’s residence or usual place of business, or by delivering it to a national courier service, or by mailing it, postage prepaid, to such Director’s last known post office address, or (b) by electronic mail (effective when directed to an electronic mail address of the Director), or other electronic transmission, as defined in the CBCA (effective when directed to the Director); provided that the applicable electronic mail or other electronic transmission contains or is accompanied by information from which the Director can determine the date of the electronic mail or electronic transmission and that the electronic mail or electronic transmission was authorized by the Corporation or its agent.

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Section 8. Any or all Directors may participate in a meeting of the Board of Directors or of a committee by any means of communication by which all Directors participating in the meeting may simultaneously hear one another during the meeting, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Section 9. A majority of the total number of Directors in office immediately prior to a meeting shall constitute a quorum, and the vote of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If there shall not be a quorum present at any duly called meeting, those present may adjourn the meeting from time to time until a quorum is present, and the actions of the meetings to which adjournment is taken shall be valid as if a quorum had been present in the first instance. If a quorum is present, officers may be elected and other business transacted without further action.

Section 10.

(a) Only persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation may be made at any annual meeting of shareholders by or at the direction of the Board of Directors or by a Proposing Shareholder. Any such nomination by a Proposing Shareholder shall be made by giving timely notice in writing to the Secretary of the Corporation pursuant to Article III, Section 10(a)(i) below.

(i) To be timely, a Proposing Shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Proposing Shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined in Article I, Section 5(d)) of the date of such meeting is first made.

(ii) Notwithstanding anything in the foregoing subsection to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a Proposing Shareholder’s notice required by this Section 10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(iii) For the nomination of any person or persons for election to the Board of Directors pursuant to Section 10(a) or Section 10(b) of Article III, a Proposing Shareholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 10) shall set forth or include in writing:

(A) as to each person whom the Proposing Shareholder proposes to nominate for election as a Director: (1) the name, age, business address and residence address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, (3) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any), (4) a written questionnaire with respect to the background, qualification, and independence of each such nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any shareholder of record within 10 days of such request, (5) upon request by the Corporation, a written representation and agreement that (w) the nominee intends to serve as a Director for the full term for which such person is standing for election, (x) the nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (y) that the nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person’s nomination for Director or service as a Director of the Corporation that has not been disclosed to the Corporation, and (z) that the nominee would be in compliance, if elected as a Director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, and (6) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as Director, pursuant to and in accordance with Section 14(a) of the Exchange Act, including Regulation 14A and Rule 14a-19 promulgated under the Exchange Act (including, without limitation, such person’s written consent to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which Directors are to be elected and to serving as a Director if elected); and

(B) as to the Proposing Shareholder, the beneficial owner, if any, on whose behalf the nomination is being made, and if such Proposing Shareholder or beneficial owner is an entity, as to each control person of such entity:

(1) the name and address of the Proposing Shareholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made;

(2) the class and number of shares of the Corporation which are owned as of the date of the Proposing Shareholder’s notice by the Proposing Shareholder (beneficially and of record), the beneficial owner, if any, on whose behalf the nomination is being made, and any control person;

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(3) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by the Proposing Shareholder, the beneficial owner, if any, on whose behalf the nomination is being made, and any control person;

(4) a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(5) a representation as to whether the Proposing Shareholder, the beneficial owner, if any, on whose behalf the nomination is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination and, if so, the name of each participant in such solicitation to the extent known; and a statement: (x) confirming whether the Proposing Shareholder, beneficial owner, or any control person intends, or is part of a group that intends, to solicit proxies or votes in support of such Director nominee or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee; and (y) whether or not any such Proposing Shareholder, beneficial owner, or any control person intends to otherwise solicit proxies from shareholders in support of such nomination; and

(6) any other information relating to such Proposing Shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and any control person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Nominations of persons for election to the Board of Directors of the Corporation may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by a Proposing Shareholder who complies with the notice procedures set forth in this Section 10. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board of Directors, a Proposing Shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the Proposing Shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

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(c) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 10. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance in all material respects with the procedures prescribed by these by-laws and in that event the defective nomination shall be disregarded. Each nominee shall, upon request, provide such additional information (and participate in such interviews) as the Corporation reasonably deems necessary to assess the eligibility of such person to serve as a Director of the Corporation, including information relevant to a determination of whether such person can be considered an independent Director. In addition to the provisions of this Section 10, a Proposing Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

(d) If any shareholder provides notice pursuant to Rule 14a-19 under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met all of the applicable requirements of Rule 14a-19 under the Exchange Act. Without limiting the other provisions and requirements of this Section 10, unless otherwise required by law, if any Proposing Shareholder provides such notice and either (i) fails to comply with the requirements of Rule 14a-19 under the Exchange Act, or (ii) fails to timely provide reasonable evidence of such compliance as required by this Section 10(d), then the Proposing Shareholder’s nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting, or other proxy materials for any annual meeting (or any supplement thereto) and the Corporation shall disregard any proxies or votes solicited for such shareholder’s nominees.

ARTICLE IV. ACTIONS WITHOUT MEETINGS

Section 1. Any resolution in writing signed by all of the members of the Board of Directors or any committee of the Board shall be and constitute action by the Board or such committee, as the case may be, to the effect therein expressed, with the same force and effect as if the same had been duly passed by the same vote at a duly called meeting of such bodies respectively, and it will so be the duty of the Secretary of the Corporation to place such resolution so copied in the minute book of the Corporation under the proper date.

ARTICLE V. OFFICERS

Section 1. The officers shall be a President, Vice Presidents, a Secretary and a Treasurer. The Board of Directors may elect such assistant Secretaries and Treasurers as may be deemed advisable by it. Each officer shall be elected at a meeting of the Board of Directors and shall hold office until such officer’s successor is elected or until such officer’s earlier death, resignation, or removal. The Board of Directors may also elect or appoint other officers as it may determine, having such titles and such powers and duties as may be specified in their election or appointment. Any two or more offices may be held by the same person, except the office of President and Secretary.

Section 2. The duties of the President shall be, in the absence of the Chairman or a Vice Chairman of the Board or when no Chairman or Vice Chairman has been elected, to preside at all meetings of the Board of Directors and shareholders at which he may be present and to perform any and all other duties prescribed to the Chairman of the Board in these Bylaws. He shall have a general supervision of all business of the Corporation and as such the President shall report in person or through the Chairman of the Board, if elected, to the shareholders at the annual meeting, the condition of the Corporation.

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Section 3. The duties of the Vice Presidents shall be in addition to those prescribed by these Bylaws such as may be determined by the Board of Directors or the President.

Section 4. The Treasurer shall have the care, control and management of all of the funds of the Corporation; shall have power to sign checks, notes or other obligations of the Corporation; to pay all bills against the Corporation, and to accept all payments due the Corporation and to receipt therefor. He shall report to the shareholders at such times as the Board of Directors may request. He shall give bond for the careful and accurate performance of his duties in such sum as shall be determined by the Board of Directors.

The Board of Directors may authorize certain persons chosen by it to sign and endorse checks, notes or other obligations of the Corporation and to accept payments and sign receipts for said Corporation. The Directors may require such persons to furnish bonds for the faithful performance of their duties.

Section 5. The Secretary shall keep accurate records of the meetings of the shareholders and of the Board of Directors; he shall in general perform all of the duties incident to the office of Secretary, subject to the control of the Board of Directors, and shall do and perform such other duties as may from time to time be assigned to him by the Board of Directors or be required by law.

ARTICLE VI. FISCAL YEAR

The fiscal year ends on the Saturday nearest to December 31.

ARTICLE VII. WAIVER OF NOTICE

Whenever notice is required by the Certificate of Incorporation, these Bylaws or any provision of the CBCA, a written waiver thereof, signed by the person entitled to notice, whether before or after the time required for such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, Directors or members of a committee of Directors need be specified in any written waiver of notice except to the extent required by law.

ARTICLE VIII. INDEMNIFICATION

Section 1. The Corporation shall to the fullest extent permitted by the Connecticut General Statutes, as amended from time to time, indemnify each person whom it may indemnify pursuant thereto, and may provide such indemnification to persons and circumstances not expressly covered by said statutes, including matters relating to Federal and state securities laws, as the Board of Directors may determine from time to time and as is not expressly prohibited by law.

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Section 2. For purposes of the foregoing Section 1 of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or who at its request served as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall have with respect to the resulting or surviving corporation the same rights of indemnification as he would have had with respect to the constituent corporation if its separate existence had continued.

ARTICLE IX. AMENDMENTS

The Bylaws of the Corporation may be amended, repealed or added to by the affirmative vote of the holders of at least a majority of the outstanding voting stock at any annual or special meeting of the shareholders; provided that in the notice of such special meeting notice of such purpose shall be given. The Bylaws of the Corporation may also be amended, repealed or added to by the vote of a majority of all the Directors at any meeting of the Board of Directors, provided that in either case notice of the meeting shall include notice of such proposed action.

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